SECURITIES AND EXCHANGE COMMISSION
                                     PRIVATE

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the

                       Securities and Exchange Act of 1934


         Date of Report (Date of earliest event reported):July 14, 1998


                           Odyssey Pictures Corporation
              (Exact name of registrant as specified in its charter)



          Nevada                      0-18954                     95-4269048

(State or other jurisdiction        (Commission                 (IRS Employer
    of incorporation)               File Number)             Identification No.)


                1601 Elm Street, Suite 4000, Dallas, Texas 75201

                    (Address of principal executive offices)


        Registrant's telephone number, including area code: 214-720-1622


                                       N/A

         (Former name or former address, if changed since last report)

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Item 2. Acquisition or Disposition of Assets.

     On July 14, 1998, the Company entered into an Asset Purchase Agreement with Sweden-based Kimon Mediarright KB ("Kimon"), pursuant to which the Company acquired certain intangible assets from Kimon valued at $4,500,000. In exchange, the Company agreed to issue to Kimon 4,500,000 shares of the Company's subordinated convertible Preferred Stock, Series B, having a value for conversion purposes of $1.00 per share. The Series B Preferred Stock is subordinate to the Company's Series A Preferred Stock, consisting of 500,000 shares (plus accruals thereunder) having a liquidation preference of $1.00 per share. Kimon will have the right to convert to Odyssey common stock between June 30, 2000 and December 31, 2000 on a dollar-for-dollar basis based on the price of the Company's common stock at the time of conversion. Kimon assets purchased consist of a film library with worldwide and/or Scandinavian distribution rights and Scandinavian video distribution rights to certain Hallmark Entertainment products. The contract was conditioned on the consent of Hallmark Entertainment to the assignment of its distribution agreement with Kimon to the Company. Such consent was obtained in August, 1998. In connection with the acquisition, an affiliate of Kimon agreed to render management services to the Company in connection with the marketing of the distribution rights acquired by the Company. In consideration of such management services, the affiliate will receive certain royalties based on sales of the Hallmark films plus reimbursement of costs incurred in connection with such management services.


         Item 7. Financial Statements and Exhibits.

Financial Statements of Businesses Acquired.

Not required under provisions of Rule 11-01(d) of Article 11 of Regulation S-X.

Pro forma Financial Information.

Not required under provisions of Rule 11-01(d) of Article 11 of Regulation S-X.

         (c) Exhibits.

     10.32 Asset Purchase Agreement between the Company and Kimon Mediaright KB, dated July 14, 1998. (Incorporated herein by reference to the Company's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 1997, File No. 0-18954).

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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                          Odyssey Pictures Corporation


                          By:/s/ Johan Schotte
                          ---------------------
                          Johan Schotte, CEO and Chairman


 Date: January 7, 1999












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